MEMORANDUM

DATE: September 17, 1999

TO:   File

FROM: Adrienne Johnson

RE:   Item 77(d): Form N-SAR for Fidelity Devonshire Trust

The following is an update to Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund pursuant to a Board approved vote on April 15, 1999.

Effective June 1, 1999, Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund are permitted to lend up to 15% of net assets to other funds through the interfund lending program, and will be subject to the standard 1940 Act borrowing limit of 33 1/3% of total assets as set forth in the funds' standard fundamental borrowing limit.

The following is an additional update to Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund pursuant to a Board approved vote on May 20, 1999.

Effective June 1, 1999, Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund will define "total assets" for purposes of each fund's fundamental and non-fundamental name test policies to be total assets of each fund less collateral held for securities lending transactions.